Exhibit 99.1

GAP INC. REPORTS MAY SALES DOWN 5 PERCENT;
COMPARABLE STORE SALES DOWN 6 PERCENT

SAN FRANCISCO - June 4, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.03 billion for the four-week period ended May 30, 2009, which represents a 5 percent decrease compared with net sales of $1.09 billion for the four-week period ended May 31, 2008. The company's comparable store sales for May 2009 were down 6 percent compared with a 14 percent decrease in May 2008.

Comparable store sales by division for May 2009 were as follows:

  Gap North America: negative 11 percent versus negative 7 percent last year
  Banana Republic North America: negative 14 percent versus negative 5 percent last year
  Old Navy North America: positive 3 percent versus negative 25 percent last year
  International: negative 7 percent versus flat last year

"While sales results were mixed across divisions, we're pleased that merchandise margins were in-line with last year," said Sabrina Simmons, chief financial officer of Gap Inc. "Moving forward, we continue to focus our efforts on improving product assortments and making targeted investments to drive traffic to our stores."

Year-to-date net sales were $4.16 billion for the 17 weeks ended May 30, 2009, a decrease of 7 percent compared with net sales of $4.47 billion for the 17 weeks ended May 31, 2008. The company's year-to-date comparable store sales decreased 7 percent compared with a 12 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

June Sales

The company will report June sales on July 9, 2009.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Melissa Swanson

(415) 427-5148